Exhibit 99.1

CONTACT:	Alexander C. Kinzler

President, Chief Operating Officer, General Counsel

Russell M. Gifford

Executive Vice President, Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE THIRD QUARTER ENDED JUNE 30, 2003

HONOLULU, HAWAII, August 13, 2003 - Barnwell Industries, Inc., (ASE-BRN)  today reported net earnings of $650,000 ($0.47 per share – diluted) and $1,820,000 ($1.33 per share – diluted) for the three and nine months ended June 30, 2003, respectively, as compared to net losses of $220,000 ($0.17 per share – diluted) and $280,000 ($0.21 per share – diluted) for the three and nine months ended June 30, 2002, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings increased due to increases in oil and natural gas prices as compared to last year’s third quarter and nine months, which resulted in higher revenues. Additionally, Barnwell’s natural gas production in the three months ended June 30, 2003 increased 8% from the prior year’s three-month production due to new production from the Company’s recent drilling programs.

The Company continues to make significant investments in oil and gas exploration and development, $2,871,000 during the three months ended June 30, 2003 and $6,982,000 during the first nine months of this fiscal year.  Barnwell participated in the drilling of 20 successful gross wells, or 5.43 net wells, in the nine months ended June 30, 2003.  Sixteen of the 25 wells Barnwell participated in drilling during the nine months ended June 30, 2003 were on prospects developed by Barnwell.  In last year’s first nine months, 7 of the 9 wells Barnwell participated in drilling were prospects developed by Barnwell.

The nine month period ended June 30, 2003 reflects a sale of land development rights by Kaupulehu Developments (a 77.6% owned general partnership) in the first quarter as Kaupulehu Developments received $2,125,000, the second of ten scheduled option payments, relating to the sale of development rights within Hualalai Resort.

Kaupulehu Developments also is currently negotiating with an independent party interested in developing its leasehold land, zoned resort/residential, which is located adjacent to and north of the Four Seasons Resort Hualalai at Historic Ka’upulehu on the Island of Hawaii, and continues to make progress in negotiating a revised development agreement with the lessor of the property.  Management cannot predict the outcome of these negotiations.”

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2003	2002	2003	2002

Revenues	$6,140,000	$3,990,000	$18,110,000	$11,710,000

Net earnings (loss)	$650,000	$(220,000)	$1,820,000	$(280,000)

Earnings (loss) per share – basic	$0.49	$(0.17)	$1.38	$(0.21)

Earnings (loss) per share – diluted	$0.47	$(0.17)	$1.33	$(0.21)

Weighted average shares and equivalent shares outstanding:
Basic	1,314,510	1,314,510	1,314,510	1,313,715

Diluted	1,374,862	1,314,510	1,367,236	1,313,715